Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-105587, 333-105587-01 of The Old Evangeline Downs, L.L.C. of our report dated January 24, 2003 with respect to The Old Evangeline Downs, L.C. (the “Predecessor Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the predecessor changing its method of accounting for goodwill and intangible assets to conform to Statement of Accounting Standards No. 142 Goodwill and Other Intangible Assets) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

We also consent to the use in this Amendment No. 1 to Registration Statement No. 333-105587, 333-105587-01 to The Old Evangeline Downs, L.L.C. of our report dated January 24, 2003 (February 26, 2003 as to Notes 8 and 15) with respect to The Old Evangeline Downs, L.L.C. (a wholly-owned subsidiary of OED Acquisition, LLC) (successor), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Cedar Rapids, Iowa

July 11, 2003